UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 21, 2013

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(314) 342-3400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 21 2013, Peabody Energy Corporation (“Peabody”) announced that it has named Glenn L. Kellow to the new position of President and Chief Operating Officer. He will report to Chairman and Chief Executive Officer Gregory H. Boyce and serve as a member of Peabody's executive leadership team. Mr. Kellow will have executive responsibility for all aspects of Peabody's operations including safety, production, sales/marketing, environmental, productivity improvement, engineering and planning.

Mr. Kellow, age 46, has extensive experience in the global resource industry, where he has served in multiple executive, operational and financial roles in coal and other commodities in the United States, Australia and South America. From 2001 to 2013, Mr. Kellow served in a number of senior roles with BHP Billiton, the world's largest mining company, including as President, Aluminum and Nickel (2012-2013), President, Stainless Steel Materials (2010-2012), President and Chief Operating Officer, New Mexico Coal (2007-2010), and Chief Financial Officer, Base Metals (2003-2007).

On August 21, 2013, Peabody and Mr. Kellow entered into an employment agreement pursuant to which he accepted employment as President and Chief Operating Officer, effective as of September 16, 2013 (the “Commencement Date”). The employment agreement provides for a three-year term. It is intended that thereafter the terms of Mr. Kellow's employment will not be governed by an employment agreement and that he will be an “at will” employee of Peabody.

The employment agreement describes the compensation arrangements applicable to Mr. Kellow during the term of his employment agreement.

•	He will receive a base salary at the initial annual rate of $800,000.

•
He will be eligible to receive an annual cash bonus in accordance with a program approved by the Compensation Committee of the Board of Directors. Mr. Kellow's target bonus opportunity for 2013 and subsequent years will be 100% of his base salary, and his maximum bonus opportunity for each such year will be 200% of his base salary; provided, however, that his target and maximum bonus opportunities for 2013 will be prorated.

•
He will be eligible to receive annual equity-based compensation awards under Peabody's equity incentive plans. His target opportunity will be 375% of base salary, and the maximum opportunity for any such equity based awards with a variable payment schedule will be 200% of the target units; provided, however, that for 2013 (but not for any other year) he will receive long-term incentive awards, 50% of which will be performance units and 50% of which will be stock options, equal to his prorated target opportunity.

•
He will receive a one-time cash payment of $500,000 (net of tax withholding) on the first payroll date following the Commencement Date (the “Additional Award”). Mr. Kellow will be required to repay a prorated portion of the Additional Award if his employment is terminated other than by reason of (1) termination by Peabody without cause, (2) resignation by him for good reason, (3) death or (4) disability (each as defined in the employment agreement) within twenty-four (24) months of the Commencement Date.

•
He will receive a one-time award of performance-based restricted stock units (“RSUs”) consisting of that number of RSUs determined by dividing $2,000,000 by the closing price of Peabody's common stock on the New York Stock Exchange on the Commencement Date (the “Inducement Equity Award”). The RSUs included in the Inducement Equity Award will vest in accordance with the following provisions:

◦
50% of the RSUs will vest only if total shareholder return (“TSR”) (which measures cumulative stock price appreciation plus dividends) of Peabody's common stock for any period of twenty (20) consecutive trading days between the Commencement Date and the fourth anniversary of the Commencement Date exceeds by at least twenty percent (20%) the TSR of Peabody's common stock on the Commencement Date.

◦
The remaining 50% of the RSUs will vest only if the TSR of Peabody's common stock for any period of twenty (20) consecutive trading days between the Commencement Date and the fifth anniversary of the Commencement Date exceeds by at least forty percent (40%) the TSR of Peabody's common stock on the Commencement Date.

◦
Vesting of the RSUs will also be conditioned on Mr. Kellow's continued employment with Peabody through the fifth anniversary of the Commencement Date; provided, however, that if his employment is terminated by Peabody without cause or by Mr. Kellow for good reason or by reason of death or disability, the RSUs (or a prorated portion of the RSUs, if Mr. Kellow resigns pursuant to a specified clause of the good reason definition described below) will continue to vest in accordance with their terms, subject to Mr. Kellow's compliance with the restrictive covenant agreement described below, as though he remained employed with Peabody through the fifth anniversary of the Commencement Date.

If Mr. Kellow breaches any provision of the restrictive covenant agreement described below, or if Peabody terminates his employment for cause , the Board of Directors may require that Mr. Kellow will (a) forfeit any unsettled portion of the Inducement Equity Award, whether or not vested, (b) repay to Peabody the Additional Award previously paid to him and (c) pay to Peabody a cash amount equal to the fair market value of any shares of Peabody common stock previously delivered in settlement of all or any portion of the Inducement Equity Award.

Peabody will provide Mr. Kellow with employee benefits and perquisites on the same terms that it provides such benefits and perquisites to its other senior executives under programs that are in effect and open to new participants on the Commencement Date, including retirement, health and welfare benefits, and relocation benefits. For the period of time that Mr. Kellow's international relocation has a dual taxation impact, but no longer than five (5) years from the Commencement Date, Peabody will provide him with reasonable assistance in preparation of his annual tax returns.

Following a termination of employment for any reason during the term of employment, Mr. Kellow will be entitled to receive: (1) base salary earned but not yet paid prior to such termination; (2) any reimbursable business expenses not yet reimbursed; (3) any vacation time accrued but unused as of the date of such termination; and (4) any benefits accrued and vested under any of Peabody's employee benefit programs, plans and practices on or prior to the date of termination. In addition:

•
In the event of disability, Peabody may terminate Mr. Kellow's employment, in which case he will be entitled to any unpaid bonus earned by him with respect to the year immediately preceding the year of termination and a prorated bonus for the year of termination.

•
In the event of Mr. Kellow's death during the term of employment, Peabody will pay to his beneficiaries or estate any unpaid bonus earned by him with respect to the year immediately preceding the year of termination and a prorated bonus for the year in which he died.

•
If Mr. Kellow's employment is terminated by Peabody other than for cause or by Mr. Kellow for good reason, Mr. Kellow will be entitled to the following benefits, subject to the effectiveness of a release by him of claims against Peabody: (A) two times base salary; (B) two times his reference bonus (as defined in the employment agreement); and (C) two times six percent of base salary (to compensate for Peabody contributions he otherwise might have received under Peabody's retirement plan). One-quarter (¼) of these amounts will be paid in a lump sum payment on the earlier to occur of Mr. Kellow's death or the first business day immediately following the six (6) month anniversary of Mr. Kellow's separation from service (as defined in the employment agreement), and the remaining three quarters (¾) will be paid in substantially equal monthly payments for the remainder of the two (2) year period following such separation from service. Mr. Kellow will also be entitled to (1) any unpaid bonus earned by him with respect to the year immediately preceding the year of termination and a prorated bonus for the year of termination, (2) continuation of group health coverage (including medical, dental and vision benefits) for the 18 months following termination, and (3) relocation benefits back to Australia for him and his family in accordance with Peabody's international relocation policy. Continuing benefit coverage will terminate to the extent he is offered or obtains comparable coverage from any other employer. In no event will Mr. Kellow be entitled to reimbursement for or any “gross up” of any excise tax imposed by Internal Revenue Code Section 4999 that he is required to pay. If Mr. Kellow breaches any provision of the restrictive covenant agreement described below, he will forfeit the remaining balances of, and will repay to Peabody the previously paid portion of, the amounts described in this paragraph other than those required by law.

For purposes of the employment agreement, the term “good reason” means: (a) a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed ten percent (10%) in one year or twenty percent (20%) in the aggregate over three (3) consecutive years, by Peabody in Mr. Kellow's base salary from that in effect immediately prior to the reduction (in which event the severance payment shall be calculated based on Mr. Kellow's base salary in effect immediately prior to any such reduction); (b) a material reduction, other than a reduction that generally affects all similarly-situated executives, by Peabody in Mr. Kellow's bonus opportunity and maximum bonus opportunity from those in effect immediately prior to any such reduction (in which event any portion of the severance payment that relates to bonus awards shall be calculated based on the bonus in effect immediately prior to any such reduction); (c) relocation of Mr. Kellow's primary office by more than 50 miles from the location of his primary office as of the date of the employment agreement; (d) any material diminution or material adverse change in Mr. Kellow's duties or responsibilities as they exist as of the Commencement Date; (e) a failure on the part of Peabody to obtain a written assumption of its obligations under the employment agreement by a successor owner of substantially all of Peabody's assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction; or (f) the appointment of any person other than Mr. Kellow as Peabody's Chief Executive Officer on a non-interim basis immediately following the resignation or termination of Mr. Boyce.

The employment agreement states that after his employment term, Mr. Kellow will be eligible to participate in Peabody's executive severance plan (which is expected to be adopted before the end of 2013) and Peabody's international relocation policy, in each case in accordance with the terms then in effect; provided, however, that the definition of good reason set forth in the executive severance plan shall be deemed to include the language in clause (f) of the immediately preceding paragraph for two years following Mr. Kellow's employment term.

Concurrently with execution of the employment agreement, Peabody and Mr. Kellow entered into a restrictive covenant agreement which provides for confidentiality and non-disparagement obligations during and following Mr. Kellow's employment and includes noncompetition provisions that are effective during, and for one year following, his employment, and nonsolicitation provisions that are effective during, and for two years following, his employment.

The foregoing description is only a summary of certain provisions of the employment agreement and the restrictive covenant agreement, and is qualified in its entirety by reference to those agreements, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow.
10.2	Restrictive Covenant Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

August 27, 2013	By: /s/ Kenneth L. Wagner
Name: Kenneth L. Wagner
Title: Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow.
10.2	Restrictive Covenant Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow.